EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER INCOME SECURITIES INC. 10f-3 transactions for the period April 1, 1999 -
  October 20, 1999 S TOTAL ISSUED/ DATE PRICE SHARES % of
   PRINCIPAL PURCHASED SECURITY PURCHASED SHARE PURCHASED Assets AMOUNT BY FUND BROKER(S) Sanwa Finance Aruba 07/15/99
  $99.943 1,000 0.472% $1,500,000.00 0.067% Merrill Lynch